AS FILED WITH THE SECURITIES
                    AND EXCHANGE COMMISSION ON MARCH __, 1999
                           REGISTRATION NO. 333-71257

--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 -------------
                     PRE-EFFECTIVE AMENDMENT NUMBER ONE TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                PARACELSIAN, INC.
             (Exact name of Registrant as Specified in Its Charter)

             DELAWARE                                   56-1399565
    (State of Other Jurisdiction                     (I.R.S. Employer
     of Incorporation or Organization)               Identification No.)

                            222 Langmuir Laboratories
                             Cornell Technology Park
                             Ithaca, New York 14850
                                 (607) 257-4224
        (Address, Including Zip Code and Telephone, Including Area Code,
                  of Registrant's Principal Executive Offices)

                                 Bernard Landes
                            222 Langmuir Laboratories
                             Cornell Technology Park
                             Ithaca, New York 14850
                                 (607) 257-4224
        (Address, Including Zip Code and Telephone, Including Area Code,
                  of Registrant's Principal Executive Offices)
                                   Copies to:
                             Ronald D. Raxter, Esq.
                      The Sanford Holshouser Law Firm, PLLC
                             219 Fayetteville Street
                                   Suite 1000
                          Raleigh, North Carolina 27601

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462 (b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a  post-effective  amendment filed pursuant to Rule 462
(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------

TO BE REGISTERED          REGISTERED      PER SHARE (1)     PROPOSED      FEE
                                          OFFERING PRICE    MAXIMUM


Common Stock,             7,316,180 (2)   $0.88             $6,438,238   $1,790
$0.01 par value per share


(1) Estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457 (c) under the Securities Act of 1933.

(2) This Registration Statement shall also cover any additional shares of Common Stock which become issuable in connection with the shares registered for sale hereby as a result of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant's outstanding shares of Common Stock.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8 (a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8 (a), MAY DETERMINE.

                             SUBJECT TO COMPLETION

PROSPECTUS
----------

                                7,316,180 SHARES


                                PARACELSIAN, INC.
                                  COMMON STOCK

         This document registers shares of common stock of Paracelsian, Inc. which are owned by the selling stockholders listed in this Prospectus. The shares were sold to the selling stockholders by Paracelsian in January and December 1998 under exemptions from the securities laws. Paracelsian will not receive any proceeds from the sale of the shares registered in this Prospectus.


         After registration, the shares of common stock will be available for sale on the NASD Bulletin Board under the symbol "PRLN" where the other registered shares of Paracelsian are listed.


         INVESTING IN THE COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 2.


                                                   Per Share        Total
                                                   ---------        -----
         Public Offering Price
         Underwriting Discounts and Commissions      -0-             -0-
         Proceeds to the Selling Shareholders


         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



                                   ----------

                  The date of this Prospectus is _______, 1999.

                 RISK FACTORS RELATING TO PURCHASE OF THE SHARES

         IN ADDITION TO THE OTHER INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS, PROSPECTIVE PURCHASERS SHOULD CONSIDER THE FOLLOWING FACTORS CAREFULLY IN EVALUATING PARACELSIAN AND ITS BUSINESS. SEE ALSO "SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS."


PARACELSIAN IS ATTEMPTING TO DEVELOP A NEW TECHNOLOGY WITH NEW MANAGEMENT AND A REVISED BUSINESS PLAN WHICH MAY NOT BE SUCCESSFUL

         Although Paracelsian commenced operations in April 1991, it has yet to generate significant revenues. Paracelsian has been engaged primarily in research, product engineering and raising capital. In January 1998, Paracelsian acquired an entirely new Board of Directors and executive management. New management has substantially altered the business plan for Paracelsian with the aim of generating operating revenues. Revenues for fiscal 1998 were approximately $56,000 which resulted primarily from contract laboratory services and the sale of biological test kits developed by Paracelsian. Future revenues will be derived from sales of Paracelsian's services that are currently under development and royalties in connection with licensing of its technology. There can be no assurance that Paracelsian will be able to attain such revenues in sufficient amounts to achieve profitable operations. Results of operations in the future will be influenced by numerous factors, including the ability of Paracelsian to develop and manage the introduction of its new services, market acceptance of Paracelsian's services, competition and the ability to control costs.

PARACELSIAN HAS LIMITED LIQUIDITY AND CAPITAL RESOURCES WHICH MAY CURTAIL ITS OPERATIONS

         As of December 31, 1998, Paracelsian maintained working capital of $131,000 which included cash of approximately $189,000. In December 1998, Paracelsian raised $250,000 through a private placement of its stock and in March 1999, Paracelsian raised an additional $150,000 in cash through a private placement of its stock. The cost of Paracelsian's current operations is approximately $90,000 per month. Failure to continue to successfully raise additional capital to support its continued operations may curtail Paracelsian's ability to implement its business plan to generate operating revenues. Paracelsian presently intends to pursue additional capital of $1 million to $1.5 million in the near term, if available on reasonable terms, to provide resources for the hiring of additional personnel, expansion and/or relocation of lab facilities, and the acceleration of product development efforts. Of course, there can be no assurance that additional financing will be available on acceptable terms or at all. If adequate funds are not available from operating revenues or sources of financing, Paracelsian's operations would have to be curtailed.

PARACELSIAN'S CURRENT BUSINESS PLAN IS DEPENDENT ON A KEY DISTRIBUTOR AND FAILURE OF THAT RELATIONSHIP WILL SIGNIFICANTLY REDUCE THE PROSPECT OF FUTURE REVENUES

         Paracelsian's initial revenues are highly dependent upon the ability to market the BioFITTM designation in the herbal and dietary supplement market.
BioFITTM designation confirms that the herbal and dietary supplement product shows biological activities consistent with the benefit claims on the product's label. Paracelsian has entered into an agreement with a leading manufacturer of herbal and other dietary supplement products to serve as Paracelsian's exclusive agent for the marketing and distribution of its BioFITTM Certification Program. Paracelsian is relying on this company for the successful and timely launch of its BioFITTM program and the receipt of operating revenues from BioFITTM. Failure to launch BioFITTM in a timely manner or failure to secure an adequate number of customers would materially reduce anticipated operating revenues.

PARACELSIAN DOES NOT CURRENTLY HAVE A COMPLETE MANAGEMENT TEAM WHICH LIMITS ITS ABILITY TO IMPLEMENT ITS NEW BUSINESS PLAN

         Key positions not yet filled include Chief Financial Officer, Chief Operations Officer, Vice President of

Science, and Vice President of Business Development. Presently, these functions are performed by Bernard Landes, Ph.D., Paracelsian's Chairman, President and Chief Executive Officer, assisted by certain members of Paracelsian's Board of Directors. Paracelsian's ability to implement its business plan is limited by the lack of a complete full-time management team.

PARACELSIAN'S OPERATIONS ARE DEPENDENT ON KEY PERSONNEL TO IMPLEMENT ITS NEW BUSINESS PLAN

         The loss of the services of Mr. Landes could have a material adverse effect on Paracelsian. In addition, Paracelsian's performance depends on its ability to attract and retain qualified management and professional, scientific and technical operating staff, as well as its ability to recruit qualified representatives for its contract sales services. There can be no assurance that Paracelsian will be able to continue to attract and retain qualified personnel. Lack of qualified personnel will limit Paracelsian's ability to implement its business plan.

THE BUSINESS PLAN IS BASED ON PROPRIETARY TECHNOLOGY AND ITS SUCCESS MAY BE LIMITED BY THE UNPREDICTABILITY OF PATENT PROTECTION

         Certain of the technologies utilized in Paracelsian's products are proprietary. Paracelsian believes that patent protection of materials or processes it develops and any products that may result from Paracelsian's research and development efforts are important to the possible commercialization of Paracelsian's products. Paracelsian currently has US patent protection regarding various uses of its assays. Its Ah-IMMUNOASSAY technology has been approved for use in the detection of dioxins. It has also been approved as a novel method of identifying compounds that might be effective against HIV and other viral infections. Paracelsian's CDK1 Assay has been approved to quantify cancer causing activity of test substances, even those that have been previously thought to be non-genotoxic and /or non-mutagenic. Paracelsian's scientists have been using the CDK1 Assay to test the TCM library for cancer treatments. While Paracelsian is actively seeking partners to fully develop the market potential of these patents, there can be no assurance that Paracelsian's patents will afford adequate protection to Paracelsian or its licensees. Further, there can be no assurance that any patents that have been or may be issued will provide Paracelsian with significant protection from competitors. Other private and public entities may file applications for patents and other proprietary rights to technology which could be harmful to the commercialization of Paracelsian's services and products. The ultimate scope and validity of patents which are now owned by or which may be granted to third parties in the future, the extent to which Paracelsian may wish or be required to acquire rights under such patents, and the cost or availability of such rights cannot be determined by Paracelsian at this time. In addition, Paracelsian also relies on unpatented proprietary technology in the development and commercialization of its services and products. There is no assurance that others may not independently develop the same or similar technology or obtain access to Paracelsian's proprietary technology or disclose such technology or that Paracelsian can meaningfully protect its rights in such unpatented proprietary technology.

THE DIRECTORS AND EXECUTIVE OFFICER OF PARACELSIAN HAVE THE POWER TO TAKE ACTIONS THAT MAY NOT BE IN THE BEST INTERESTS OF OTHER SHAREHOLDERS

         The directors and executive officer of Paracelsian beneficially own or have voting control over 7,153,477 shares of Common Stock, or approximately 38.07% of Paracelsian's outstanding shares of Common Stock as of December 22, 1998. Such directors and executive officers are therefore in a position to significantly influence the election of Paracelsian's directors. Subject to its fiduciary duties under Delaware law, the board of directors has the power to select management and direct the business and affairs of Paracelsian. Certain shareholders may not believe that such policies are in their best interests.

THE LIMITED TRADING MARKET FOR THE COMMON STOCK MAY REDUCE THE STOCK PRICE

         The common stock is currently traded on the NASD Bulletin Board (the electronic pink sheets) under the symbol "PRLN." There are only a limited number of trades of the common stock on this market. Due to the limited trading market for the common stock, it is possible that holders of the common stock will be not be able to resell their shares in the future for a price per share that is equal to or more than the current price of the common stock.

THE PENNY STOCK RULES FURTHER REDUCE TRADING OF THE COMMON STOCK

         The Securities Enforcement and Penny Stock Reform Act of 1990 requires brokers to give additional disclosures regarding stocks meeting the definition of a penny stock. Paracelsian's common stock currently would be defined as a penny stock. These additional disclosure requirements may cause brokers to be unwilling to engage in transactions in Paracelsian's common stock and thereby reduce trading activity. This may make it more difficult for shareholders to sell their common stock.

THE STOCK PRICE OF THE COMMON STOCK IS SUBJECT TO WIDE FLUCTUATIONS

         The market price of the common stock has been and may continue to be subject to wide fluctuations in response to variations in operating results from quarter to quarter, market conditions in the industry and general economic conditions. During the period from February 1998 to February 1999, the common stock has ranged in price from a low of $0.18 to a high of $2.00. The price per share of the common stock when a shareholder wishes to sell the common stock may be less than the purchase price.

ANY RETURN ON AN INVESTMENT IN THE COMMON STOCK MUST BE FROM PRICE APPRECIATION SINCE PARACELSIAN IS UNLIKELY TO PAY CASH DIVIDENDS

         Paracelsian has not paid any cash dividends. It is unlikely Paracelsian will pay any cash dividends in the foreseeable future. Earnings, if any, will be retained by Paracelsian for further development and expansion of its business. Any return on an investment in the shares is dependent on appreciation in the stock price.

                       WHERE YOU CAN FIND MORE INFORMATION

         Paracelsian files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission (the SEC). You may read and copy any reports, statements or other information we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from commercial document retrieval services and at the Internet world wide web site maintained by the SEC at

         As allowed by SEC rules, this prospectus does not contain all the information you can find in the Registration Statement or the exhibits to the Registration Statement.

         The SEC allows us to "incorporate by reference"  information  into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information contained directly in this prospectus. This prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about our companies and their financial condition.

         Annual  Report on Form 10-K         Year ended  September  30,  1998
         Quarterly Report on Form 10-Q       Quarter ended December 31, 1998

         Paracelsian also incorporates by reference into this prospectus additional documents that may be filed with the SEC after the date of this prospectus. These include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

         If you are a shareholder, we may have sent you some of the documents incorporated by reference, but you can obtain any of them through us, the SEC or the SEC's Internet world wide web site as described above. Documents incorporated by reference are available from us without charge, excluding all exhibits unless we have specifically incorporated by reference an exhibit in this prospectus by requesting them in writing or by telephone from the appropriate company at the following addresses:

              Paracelsian, Inc.
              222 Langmuir Laboratories, Cornell Technology Park
              Ithaca, New York 14850
              Attention: Corporate Secretary
              Telephone:  (607)257-4224

         YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROSPECTUS. THIS PROSPECTUS IS DATED MARCH __, 1999. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THE PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR THE SALE OF ANY COMMON STOCK WITH THIS PROSPECTUS SHALL CREATE ANY IMPLICATION TO THE CONTRARY.

         THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, BY ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL FOR SUCH PERSON TO MAKE SUCH OFFER OR SOLICITATION.

                SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS


         This  prospectus  contains,  in  addition  to  historical  information, various "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward looking statements represent Paracelsian's judgment concerning the future and are subject to risks and uncertainties that could cause Paracelsian's actual operating results and financial position to differ materially from those projected in the forward looking statements. Such forward looking statements are necessarily estimates reflecting the best judgment of the senior management of Paracelsian. Statements in this prospectus that are not historical facts are forward looking statements for the purpose of the safe harbor provided by Section 21E of the Exchange Act and Section 27A of the Securities Act.

         Terms such as "may," "will," "expect," "anticipate," "estimate," or "continue" or other variations of these terms are intended to identify forward looking statements. Paracelsian cautions that any such forward looking statements are further qualified by important factors that could cause Paracelsian's actual operating results and financial position to differ materially from the forward looking statements, including without limitation considerations described in connection with specific forward looking statements, factors set forth in this prospectus under the caption "Risk Factors," and other cautionary statements set forth in this prospectus. Readers are cautioned not to place undue reliance on these forward looking statements, which speak only as of the date of this prospectus. Paracelsian undertakes no obligation to release publicly the results of any revisions to these forward looking statements to reflect events or circumstances arising after the date of this prospectus or to reflect the occurrence of unanticipated events.



         PARACELSIAN

         Paracelsian is a development stage drug discovery and research service company that uses its proprietary screening technology to measure the effects of natural compounds on cell division. This research enables

Paracelsian to provide a sound scientific understanding of the bases for the beneficial effects of herbal medicines and dietary supplements. Paracelsian's management has focused its primary activities in three (3) areas:

         (1) Quality Assurance Designation. Paracelsian uses its proprietary technology to evaluate herbal and dietary supplement products based on how they perform in a scientifically selected battery of functional tests. If they demonstrate activity within the proper range, the product is certified as BioFIT, or "Bio Functional Integrity Tested,"Paracelsian's trademarked designation. Paracelsian has entered into an agreement with a leading manufacturer of herbal and other dietary supplement products to serve as its exclusive agent for the marketing and distribution of its BioFIT Certification Program. Paracelsian has begun to receive certain payments pursuant to this agreement.

         (2) Product Discovery and Development. Paracelsian is investigating several potential therapeutic compounds from its extract library of approximately 2,764 Traditional Chinese Medicines and other plant materials to target drug candidates. If the tests are successful, Paracelsian will pursue the marketing of these compounds indirectly through manufacturers. Paracelsian also believes that it may be able to identify potential collaborative partners to use the BioFIT process to investigate "target" compounds of various materials.

         (3) Environmental Screening and Drug Development. Paracelsian has two patented bioassays: the Ah-Immunoassay and CDK1 Assay. The Ah-Immunoassay detects potentially toxic dioxins in the environment and provides quick, accurate and inexpensive results compared to traditional analytical techniques. Paracelsian has entered into an agreement with a Japanese industry to test commercial incinerators for dioxin levels. Paracelsian has begun to receive certain payments pursuant to this agreement. The Ah-Immunoassay has also been received patent approval as a novel method of identifying compounds that might be effective against HIV and other viral infections. The CDK1 Assay detects non-geotoxic carcinogens and measures the concentration of Cyclin Dependent Kinase 1 ("CDK1"), a key cell division control enzyme. Compounds that inhibit CDK1 may be capable of inhibiting cell growth in proliferative based disorders such as cancer. This assay would enable researchers to screen out carcinogenic drug candidates before animal carcinogenicity trials are conducted, potentially saving drug researchers significant costs.

         Paracelsian has operated at a loss since its formation in 1991. There can be no assurance that Paracelsian will ever achieve profitable operations. See "Risk Factors."

         Paracelsian was incorporated in Delaware in 1991. Its principal executive offices are located at 222 Langmuir Laboratories, Cornell Technology Park, Ithaca, New York 14850 and its telephone number is (607) 257-4224. Its common stock is quoted on the NASD Bulletin Board under the symbol "PRLN." On March __, 1999, the last reported sale price of the common stock was $______ per share. Paracelsian and BioFIT are trademarks of Paracelsian.


                                 USE OF PROCEEDS

         The shares being registered in this prospectus are owned by the selling stockholders. Paracelsian is not selling any shares and will not receive any proceeds from the sale of any of the shares. See "Plan of Distribution."

                              SELLING STOCKHOLDERS

         The selling stockholders purchased the shares directly from Paracelsian in private sales under certain exemptions from the securities law. The following table sets forth certain information regarding the stock ownership of the selling stockholders as of the date of this prospectus. All of the shares being registered by the selling stockholders may be sold pursuant to this prospectus. The shares are being registered to permit the selling shareholders to sell the shares to the public from time to time. See "Plan of Distribution." The percentage ownership is based on the 18,690,253 shares of common stock which were issued and outstanding as of December 22, 1998.


                                 Shares                 Shares      Shares Beneficially
                                 Beneficially Owned     Being       Owned After Sale of
                                 Prior to Registration  Registered  All Registered Shares
                                 ---------------------  ----------  ---------------------
                                  Number    Percent                 Number    Percent
                                  ------    -------                 ------    -------
Biomar International, Inc. (1)   6,025,575   32.24     6,025,575       -0-       -0-
John A. Williams                   758,666    4.06       666,666      92,000      *
Bernard Landes                     203,000    1.09       100,000     103,000      *
C. David Smith                     100,000     *         100,000       -0-       -0-
Thomas D. Livingston               208,095    1.11       200,000       8,095      *
Thomas H. Evans                     50,000     *          50,000       -0-       -0-
Sylvestor Johnson IV               117,283     *         117,283       -0-       -0-

Stephen Holt, MD                     6,656     *           6,656       -0-       -0-

G.W. Thorpe                         50,000     *          50,000       -0-       -0-

----------

         *  Denotes beneficial ownership of less than one percent of the Shares.

         (1) Effective February 1999, Biomar International, Inc. changed its corporate name to BioSignia, Inc.

                              PLAN OF DISTRIBUTION

         The shares registered in this prospectus by the selling stockholders may be sold at any time after the effective date of the prospectus. The decision to offer and sell the shares and the timing and amount of any offers or sales that are made, is within the sole discretion of the selling stockholders. The shares may be sold by one or more of the following methods, without limitation:



         (a) a block trade in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

         (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus;

         (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers; and

         (d) privately negotiated transactions between the selling stockholders and purchasers without a broker-dealer.

         In addition, any securities covered by this prospectus that qualify for sale pursuant to Rule 144 under the Securities Act might be sold under Rule 144 rather than pursuant to this prospectus.


         In making sales, brokers or dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate. Such brokers or dealers may receive commissions or discounts from the selling stockholders. The selling stockholders and the brokers and dealers through whom sales of the shares may be made may be deemed to be "underwriters" within the meaning of the Securities Act, and their commissions or discounts and other compensation may be regarded as underwriters' compensation.

         Paracelsian anticipates that the Registration Statement of which this prospectus is a part shall remain effective until the date on which all of the shares included in the Registration Statement have been distributed to the public. Certain of the selling shareholders will be subject to applicable provisions of the Exchange Act, and the rules and regulations thereunder, that may limit the timing of purchases and sales of shares by these selling shareholders.

         Paracelsian agreed to pay its own legal and accounting fees, all registration and filing fees attributable to the registration of the shares, any legal fees and filing fees relating to state securities or "blue sky" filings, and any printing fees. The selling stockholders shall pay their own legal and accounting fees and any other expense. Any commissions, discounts or other fees payable to broker-dealers in connection with any sale of the shares shall be paid by the stockholder selling such shares.

         Paracelsian has also agreed to indemnify the selling stockholders and their officers, directors, employees and agents, and each person who controls any selling stockholder, in certain circumstances against certain liabilities, including liabilities arising under the Securities Act. Each selling stockholder has agreed to indemnify Paracelsian and its directors and officers in certain circumstances against certain liabilities, including liabilities arising under the Securities Act.

         None of the selling stockholders are obligated to sell any of the Shares registered in this prospectus.

                                  LEGAL MATTERS

         Certain legal matters in connection with this offering will be passed upon for Paracelsian by The Sanford Holshouser Law Firm, PLLC, 219 Fayetteville Street, Suite 1000, Raleigh, North Carolina 27601.

                                     EXPERTS

         The consolidated financial statements of Paracelsian, Inc. and subsidiary (a development stage company) as of September 30, 1998 and 1997, and for each of the years then ended and for the period from April 15, 1991 (inception) to September 30, 1998, have been incorporated by reference in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference and upon the authority of said firm as experts in accounting and auditing.

         The cumulative statements of operations, stockholders' equity, and cash flows for the period April 15, 1991 (inception) to September 30, 1998 include amounts for the period from April 15, 1991 (inception) to September 30, 1991 and for each of the years in the four-year period ending September 30, 1995, which were audited by other auditors whose report has been furnished to KPMG LLP ("KPMG") and KPMG's opinion, insofar as it relates to the amounts included for the period April 15, 1991 (inception) through September 30, 1995 is based solely on the report of the other auditors.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following table sets forth all expenses, other than underwriting discounts and commissions, payable by the Registrant in connection with the sale of the Common Stock being registered. All the amounts shown are estimates, except for the registration fee.

           Registration fee                            $     1,286
           Legal fees and expenses                          10,000
           Accounting fees and expenses                      5,000
           Miscellaneous expenses                            2,000
                                                       -----------

                      TOTAL                            $    18,286

ITEM 15. INDEMNIFICATION OF OFFICERS AND DIRECTORS.

         Section  145  of  the   Delaware   General   Corporation   Law  permits
indemnification of officers and directors of the Company under certain conditions and subject to certain limitations. Section 145 of the Delaware General Corporation Law also provides that a corporation has the power to purchase and maintain insurance on behalf of its officers and directors against any liability asserted against such person and incurred by him or her in such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liability under the provisions of Section 145 of the Delaware General Corporation Law.

         The Tenth Article of the Certificate of Incorporation of the Company provides that the Company shall indemnify its directors and executive officers to the fullest extent permitted by the Delaware General Corporation Law. The rights to indemnity thereunder continue as to a person who has ceased to be a director, officer, employee or agent and inure to the benefit of the heirs, executors and administrators of the person. In addition, expenses incurred by a director or officer in defending any civil, criminal, administrative or investigative action, suit or proceeding by reason of the fact that he or she is or was a director or officer of the Company (or was serving at the Company's request as a director or officer of another corporation) shall be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Company as authorized by the relevant section of the Delaware General Corporation Law.

         As permitted by Section 102(b) (7), of the Delaware General Corporation Law, the Ninth Article of the Company's Certificate of Incorporation provides that a director of the Company shall not be personally liable for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders,
(ii) for acts or omissions not in good faith or acts or omissions that involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived any improper personal benefit.

         The Registrant has an insurance policy covering the directors and officers of the Registrant with respect to certain liabilities, including liabilities arising under the Securities Act or otherwise.

ITEM 16. EXHIBITS.

         EXHIBIT NO.         DESCRIPTION
         ----------          -----------

         5.1                 Opinion of The Sanford Holshouser Law Firm, PLLC

         23.1                Consent of KPMG LLP

         24.1 Power of Attorney. Reference is made to page II-4 of the Registration Statement.

ITEM 17. UNDERTAKINGS.

         The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424 (b) (ss. 230.424 (b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13 (a) or Section 15 (d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15 (d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         The undersigned Registrant hereby undertakes to deliver or cause to be delivered with the Prospectus, to each person to whom the Prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the Prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
Article 3 of Regulation S-X are not set forth in the Prospectus, to deliver, or cause to be delivered to each person to whom the Prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the Prospectus to provide such interim financial information.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, Delaware Corporation law, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the question has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act, the Registrant has duly cause this Amendment One to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Ithaca, State of New York, on the 31st day of March, 1999.

                                PARACELSIAN, INC.

                             By: /s/ BERNARD LANDES
                                 ------------------
                                     Bernard Landes
                                     Chairman and Chief Executive Officer

         Pursuant to the requirements of the Securities Act of 1933, this Amendment One to the Registration Statement has been signed pursuant to power of attorney by the following persons in the capacities and on the dates indicated:

     Signature                Title                                 Date


/s/ BERNARD M. LANDES      Chairman of the Board and Chief        March 31, 1999
    -----------------
                           Executive Officer (Principal
                           Executive Officer)

/s/ BERNARD M. LANDES      Chief Financial Officer                March 31, 1999
    -----------------
                           (Principal Financial
                           and Accounting Officer)


/s/ BERNARD M. LANDES              Director                       March 31, 1999
--------------------------         Chairman of the Board
    Bernard M. Landes

/s/ T. NELSON CAMPBELL             Director                       March 31, 1999
--------------------------
    T. Nelson Campbell

                                   Director
--------------------------
    James J. Dunseith

/s/ HIRA GURTOO                    Director                       March 31, 1999
--------------------------
    Hira Gurtoo

/s/ LIANPING HE                    Director                       March 31, 1999
--------------------------
    Lianping He

/s/ ROBERT A BUCHANAN, MD          Director                       March 31, 1999
--------------------------
    Robert A. Buchanan, MD

/s/ THOMAS D. LIVINGSTON           Director                       March 31, 1999
--------------------------
    Thomas D. Livingston.

/s/ T. COLIN CAMPBELL              Director                       March 31, 1999
--------------------------
    T. Colin Campbell

/s/ LOREN ISRAELSEN                Director                       March 31, 1999
--------------------------
    Loren Israelsen